June 30, 2011


                        CERTIFICATE OF TABULATION



   Advantage Advisers Xanthus Fund, L.L.C.





Re: Advantage Advisers Xanthus Fund, L.L.C.

 We hereby certify that, as of close of business on May
31, 2011 the  records supplied to us show
1,166,496,188.7300 dollars of Advantage Advisers Xanthus
Fund, L.L.C. in respect to the Meeting of Shareholders of said fund to be held on June 30, 2011.

 D.F. King & Co., Inc. has tabulated 617,015,681.7300 dollars, which is 52.895% of the outstanding dollars. A breakdown of the vote, by proposal, is attached.

 At your request, we have tabulated the proxies received, but do not guarantee the authenticity of the signatures thereon, or assume any responsibility for the legality of any proxy.


 Sincerely,
 D.F. King & Co., Inc.

 Scott Perkins

 Enclosures


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     SHAREHOLDER RESPONSE SUMMARY REPORT               Page:   1
                               June 30, 2011

                  Advantage Advisers Xanthus Fund, L.L.C.

                              % of Outstanding       % of Dollars
                Dollars             Dollars            Present
             --------------     --------------        ------------
 1. Proposal to approve a new Investment Advisory Agreement between the Fund and Advantage Advisers Multi-Manager, L.L.C.

 Affirmative     534,056,843.5500      45.784%          86.555%
 Against         56,510,647.4200       4.844%            9.159%
 Abstain         26,448,190.7600       2.267%            4.286%

 TOTAL           617,015,681.7300     52.895%           100.000%

 2. Proposal to approve a sub-advisory agreement pursuant to which Alkeon Capital Management, LLC will provide portfolio management services to the Fund

 Affirmative    538,466,287.5700      46.161%           87.269%
 Against        50,395,655.3600        4.320%            8.168%
 Abstain        28,153,738.8000        2.414%            4.563%

 TOTAL         617,015,681.7300       52.895%           100.000%


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       SHAREHOLDER RESPONSE SUMMARY REPORT               Page:   2
                               June 30, 2011

                  Advantage Advisers Xanthus Fund, L.L.C.

                             % of Outstanding         % of Dollars
             Dollars             Dollars             Present
           --------------    ----------------         ------------

 ** FUND TOTALS:               DOLLARS

 RECORD TOTAL:       1,166,496,188.7300

 DOLLARS VOTED:        617,015,681.7300

 PERCENT PRESENT:               52.895%